GAS FACILITIES LOAN AGREEMENT
Between

THE DELAWARE ECONOMIC DEVELOPMENT AUTHORITY
And

DELMARVA POWER & LIGHT COMPANY

Dated as of July 1, 2020
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TABLE OF CONTENTS

Page

ARTICLE I
BACKGROUND, REPRESENTATIONS AND FINDINGS

ARTICLE II
PROJECT FACILITIES

Section 2.01 Project Facilities...................................................................................................... 4
Section 2.02 Construction and Specification of Project Facilities............................................... 4
Section 2.03 Reserved.................................................................................................................. 4
Section 2.04 Changes and Additions in Project Facilities ........................................................... 4
Section 2.05 Notices and Permits ................................................................................................ 4

ARTICLE III
REFINANCING THE PROJECT FACILITIES

ARTICLE IV
LOAN AND REPAYMENT

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ARTICLE V
COVENANTS OF THE COMPANY

Section 5.01 Compliance with Laws; Continuation of Operations at Project Facilities; No Sale,

ARTICLE VI
DEFAULTS AND REMEDIES

ARTICLE VII
MISCELLANEOUS

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THIS GAS FACILITIES LOAN AGREEMENT dated as of July 1, 2020 (this “Agreement”) between THE DELAWARE ECONOMIC DEVELOPMENT AUTHORITY, a body corporate and politic constituting an instrumentality of the State of Delaware (the “Issuer”) and DELMARVA POWER & LIGHT COMPANY, a corporation organized under the laws of the State of Delaware (the “State”) and the Commonwealth of Virginia (the “Company”).

Capitalized terms not otherwise defined herein shall be attributed the meanings set forth in the Indenture.

ARTICLE I
BACKGROUND, REPRESENTATIONS AND FINDINGS

Section 1.01 Background. Pursuant to Title 29, Chapter 87A, Subchapter VII of the Delaware Code, as amended (the “Act”), the Issuer has authorized and approved the issuance of$78,400,000 aggregate principal amount of its Gas Facilities Refunding Revenue Bonds (Delmarva Power & Light Company Project) 2020 Series A (Non-AMT) (the “Bonds”). The Company has heretofore requested that the Issuer issue the Bonds to finance the following project (the “Project”): the refinancing of certain facilities of the Company for the local furnishing of natural gas in New Castle County, Delaware (the “Project Facilities”) by effecting the refunding of the Issuer’s Gas Facilities Refunding Revenue Bonds (Delmarva Power & Light Company Project) Series 2010 (Non-AMT) currently outstanding in aggregate principal amount of $78,400,000 (the “Prior Bonds”), which were issued pursuant to a Trust Indenture dated as of April 1, 2010 between the Issuer and The Bank of New York Mellon, as trustee (the “Prior Trustee”).

The Bonds will be issued under a Trust Indenture dated as of the date hereof (the “Indenture”) between the Issuer and The Bank of New York Mellon, as trustee (the “Trustee”), and the proceeds thereof will be loaned to the Company pursuant to this Agreement in order to finance the Project by refunding the Prior Bonds.

The Issuer and the Company intend that substantially all of the Project Facilities constitute or will constitute “facilities for the local furnishing of natural gas” for purposes of the Act and for the purposes of the Internal Revenue Code of 1986, as amended (the “Code”), so that interest on the Bonds will not be included in gross income of the holders thereof for federal income tax purposes under the Code (except for holders who are “substantial users” of the Project Facilities or “related persons” as provided in Section 147(a) of the Code).

Section 1.02 Company Representations. The Company represents that:

(a) It is a corporation duly incorporated, validly existing as a corporation in good standing under the laws of the State and the Commonwealth of Virginia and it is duly qualified to do business in the State and the Commonwealth of Virginia, with full power, authority and legal right to execute and deliver this Agreement and perform its obligations hereunder. The making and performance of this Agreement on the part of the Company have been duly authorized by all necessary action.

(b) The Project Facilities will serve a public purpose by contributing to the prosperity, health or general welfare of the State and will be financed for a financially

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responsible assisted person who has not been convicted of a major labor law violation or of illegal conduct involving moral turpitude by any agency or court of the federal government or agency or court of any state in the 2-year period immediately prior to the approval of the assisted person's application for assistance.

(c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or constitute a violation or breach of, or a default under, the Company’s articles of incorporation or bylaws, or any indenture, mortgage, deed of trust or other material agreement or instrument by which the Company or any of its property may be bound or any constitutional or statutory provision or order, rule, regulation, decree or ordinance of any court, government or governmental body having jurisdiction over the Company or any of its property.

(d) This Agreement and the First Mortgage Bond have been duly authorized, executed and delivered by the Company and are valid instruments legally binding upon the Company.

(e) There is no action, suit, litigation or proceeding, inquiry or investigation, at law or in equity, or before or by any court, public board or body, pending, or to the knowledge of the Company threatened, challenging the validity of this Agreement or the Company’s ability to perform its obligations under this Agreement.

(f) All consents, approvals, authorizations, permits or licenses from any federal or state regulatory authority required by the Company for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and the construction and operation of the Project Facilities have been obtained or will be obtained if, as and when required hereunder in connection with the making or performance of this Agreement.

(g) The Project Facilities will promote the public purposes of the Act and will not cause, directly or indirectly, the removal, either in whole or in part, of a plant, facility or establishment from one area of the State to another.

(h) The Project Facilities will effectuate the purposes of the Act.

Section 1.03 Issuer Findings and Representations. The Issuer hereby confirms its findings and represents that:

(a) The Issuer is a body corporate and politic constituted as a public instrumentality created and existing under the laws of the State and is authorized by the Act to issue the Bonds and to enter into the transactions contemplated by the Indenture, the Bond Purchase Agreement and this Agreement and to carry out its obligations hereunder or thereunder.

(b) The Issuer has complied with the provisions of the Act and has full power and authority pursuant to the Act to consummate all transactions contemplated by the Indenture, the Bond Purchase Agreement and this Agreement, the Bonds, the Bond

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Resolution and any and all other agreements relating thereto and to issue, sell and deliver the Bonds to the Trustee as provided herein;

(c) By the Bond Resolution duly adopted and still in full force and effect, the Issuer has duly authorized the execution, delivery and performance of this Agreement and the issuance of the Bonds and the taking of any and all actions as may be required on the part of the Issuer to carry out, give effect to and consummate the transactions contemplated by this Agreement;

(d) When delivered to and paid for by the Trustee in accordance with the terms of the Indenture, the Bonds will have been duly authorized, executed, issued and delivered. In addition, this Agreement has been duly authorized, executed and delivered, and constitutes the legal, valid and binding special limited obligation of the Issuer, enforceable in accordance with their terms except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally or (ii) general principles of equity applied by a court of law or equity;

(e) The execution and delivery of this Agreement and the Bonds, and the Issuer’s compliance with the provisions hereof and thereof, do not and will not conflict with or constitute on the part of the Issuer a violation of, breach of or default under any constitutional provision, statute, indenture, deed of trust, resolution, note or other agreement or instrument to which the Issuer is a party or by which the Issuer is bound, or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Issuer or any of its activities and property;

(f) There is no action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, known to be pending or threatened against or affecting the Issuer, nor to the best of the knowledge of the Issuer is there any basis therefor, wherein an unfavorable decision, ruling or finding would materially adversely affect the transactions contemplated by this Agreement which in any way would materially adversely affect the validity or enforceability of this Agreement or the Bonds or any other agreement or instrument to which the Issuer is a party and which is used or contemplated for use in the consummation of the transactions contemplated by this Agreement;

(g) The issuance of the Bonds and the loan of the proceeds thereof to the Company to finance the Project will further the public purposes of the Act;

(h) The Project and the proposed issuance of the Bonds were the subject of a public meeting conducted by the Council on Development Finance of the State. After said meeting, the Project and issuance of the Bonds were the subject of a recommendation by the Council on Development Finance and approved by the Issuer pursuant to the Bond Resolution;

(i) The Issuer will not knowingly take any action which would cause the Bonds to become subject to federal income tax. The Issuer will take any reasonable action, at the

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request of the Trustee or the Company, to maintain the tax exempt status of the Bonds, provided that it is satisfactorily indemnified as to any costs; and

(j) The Issuer has not pledged, hypothecated, sold, assigned, merged or otherwise disposed of its rights hereunder or under the First Mortgage Bond, or its interests in the Revenues, Pledged Receipts or the Trust Estate in any manner or for any purpose other than as provided in the Indenture as security for the payment of the Bonds.

ARTICLE II
PROJECT FACILITIES

Section 2.01 Project Facilities. The Project Facilities on the date of execution of this Agreement, have been constructed by or on behalf of the Company. The Issuer shall have no title to the Project Facilities and shall have no obligation or responsibility with respect to the operation or maintenance of the Project Facilities. Operation and maintenance of the Project Facilities are the responsibilities of the Company.

Section 2.02 Construction and Specification of Project Facilities. The Company has caused the construction, acquisition and installation of the Project Facilities, by any means available to the Company and in the manner determined by the Company.

Section 2.03 Reserved.

Section 2.04 Changes and Additions in Project Facilities. The Company may make or cause to be made changes or additions in the Project Facilities without prior consultation with the Issuer, provided that, if such change or addition is substantial in relation to the Bonds, the Company shall have (i) received an opinion of nationally recognized bond counsel to the effect that such change or addition will not affect the tax-exempt status of interest on the Bonds (a copy of such opinion to be filed with the Issuer and the Trustee) and (ii) such addition or change will not result in the operation of the Project Facilities in a manner which could cause the Project Facilities to not be a “project” as defined in the Act or the use of the proceeds of the Bonds for any purpose materially different from the Project Facilities as described to and approved by the Issuer (a “Misuse of Bond Proceeds”). Notwithstanding the foregoing, the Company will obtain the Issuer’s approval of the addition of any proposed unit of the Project Facilities not already described in the application for bond financing submitted to the Issuer.

Section 2.05 Notices and Permits. The Company shall give or cause to be given all notices and comply or cause compliance with all laws, ordinances, municipal rules and regulations and requirements of public authorities applying to or affecting the Project Facilities, and the Company will defend and hold the Issuer, its members, officers, agents and employees, past, present and future, harmless from all fines due to failure to comply therewith. All permits and licenses necessary for the construction of the Project Facilities have been procured by or on behalf of the Company.

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ARTICLE III
REFINANCING THE PROJECT FACILITIES

Section 3.01 Issuance of Bonds. In order to refinance the Project Facilities, the Issuer will issue and sell the Bonds in the aggregate principal amount of $78,400,000. The Issuer shall lend the proceeds of the Bonds to the Company in accordance with Section 4.01 hereof. The Bonds will be issued under the Indenture and will be payable solely from the Revenues.

Section 3.02 Reserved.

Section 3.03 Reserved.

Section 3.04 Investment of Moneys Deposited in Indenture. All moneys received by the Trustee under this Agreement for deposit into any fund and account established under the Indenture shall be invested pursuant to the provisions of Article VII of the Indenture.

Section 3.05 Reserved.

Section 3.06 Reserved.

Section 3.07 Reserved.

Section 3.08 Restriction of Use of Moneys in Indenture. The Company shall not use or direct the use of moneys from any fund or account established under the Indenture in any way, or take any other action, which would cause the interest on any Bonds to become subject to Federal income tax under the Code and shall use substantially all (within the meaning of the Code and the regulations thereunder) of the proceeds of the Bonds for land or depreciable property within the meaning of the Code constituting facilities for the local furnishing of natural gas for purposes of the Code so that interest on the Bonds will be excluded from gross income of the holders of such Bonds under the Code.

Section 3.09 Bonds Not to Become Arbitrage Bonds. The Issuer and the Company hereby covenant for the benefit of the holders of the Bonds that, notwithstanding any other provision of this Agreement or any other instrument, they will neither make, nor instruct the Trustee to make, any investment or other use of moneys from the proceeds of the Bonds which would cause the Bonds to be arbitrage bonds under Section 148 of the Code and the regulations thereunder, including Section 148(f) which requires generally a rebate payment to the United States of arbitrage profit from investment of the proceeds of the Bonds, to the extent that the same are applicable at the time of such investment or use, and that they will comply with the requirements of such Section and regulations throughout the term of the Bonds.

Section 3.10 Restriction on Use of Proceeds of Bonds. The Company hereby covenants that it shall not use or direct the use of moneys from the proceeds of the Bonds in any way, or take any other action or omit to take any action, which would cause the interest on the Bonds (other than the Bonds held by a “substantial user” of the Project Facilities or by a “related person” as such terms are defined in Section 147(a) of the Code) to be includable in gross income of the owners thereof for federal income tax purposes under the Code as in effect on the date the Bonds are issued.

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Section 3.11 Rebate Fund. The Company does not expect to have earnings subject to rebate under the arbitrage rebate requirements of Section 148(f) of the Code. Notwithstanding the foregoing, the Company hereby covenants to comply with the applicable federal requirements under the Code for rebate to the United States Treasury Department of certain profits, if any, from investment of proceeds of the Bonds.

ARTICLE IV
LOAN AND REPAYMENT

Section 4.01 Amount and Source of Loan. Concurrently with the delivery of the Bonds, the Issuer will, upon the terms and conditions of this Agreement, lend to the Company by deposit of the proceeds thereof in accordance with the provisions of the Indenture, an amount equal to the aggregate principal amount of the Bonds. To the extent that accrued interest on the Bonds is received by the Issuer upon the sale of the Bonds and is deposited into the Bond Fund established under the Indenture, such accrued interest shall be applied to the first interest payment due on the Bonds with a corresponding credit on the amounts otherwise due under the First Mortgage Bond.

Section 4.02 Repayment of Loan.

(a) The Company agrees to repay the loan made by the Issuer under Section 4.01 in installments which, as to amount, shall correspond to the payments of principal due on the Bonds and, if applicable, any purchase or redemption price, and which, as to interest, shall accrue interest at the rate or rates, in the interest rate modes and at the times payable on the Bonds, when such principal, purchase or redemption price, if applicable, or interest is due in accordance with the terms of the Indenture; provided that such amount shall be reduced to the extent that other moneys on deposit with the Trustee are available for such purpose, and a credit in respect thereof has been granted pursuant to the Indenture. All such repayments made by the Company pursuant to this Agreement shall be made in funds that will be available to the Trustee no later than the corresponding principal or applicable redemption price or interest payment date on the Bonds. To evidence its obligation to pay such amounts, the Company will deliver its First Mortgage Bond, as described under Section 4.03.

(b) To the extent that on the applicable Purchase Date moneys on deposit in the Remarketing Proceeds Account and the Liquidity Facility Account of the Purchase Fund established under Section 3.03 of the Indenture are insufficient to pay the full purchase price of Bonds to be purchased pursuant to Section 3.01 of the Indenture, the Company shall pay to the Trustee for deposit in the Company Purchase Account of the Purchase Fund established under Section 3.03 of the Indenture amounts sufficient to cover the shortfall.

Section 4.03 The First Mortgage Bond. Concurrently with the issuance by the Issuer of the Bonds, the Company will execute and deliver to the Trustee its $78,400,000 First Mortgage Bond (The Delaware Economic Development Authority), 2020 Series due January 1, 2031, substantially in the form, attached hereto as Schedule A.

Section 4.04 Redemption of Bonds. In accordance with Article VIII of the Indenture, the Company, on behalf of the Issuer will redeem any or all of the Bonds or portions thereof upon the

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occurrence of an event which gives rise to redemption specified in the Indenture and in accordance with the provisions thereof. Upon any such redemption, the Company shall prepay the First Mortgage Bond in full or in part, as and to the extent that all or a portion of the principal amount of the Bonds is then subject to redemption on such redemption date to the extent that such partial redemption will preserve the exclusion from gross income for federal income tax purposes of interest on the Bonds remaining outstanding after such redemption).

Section 4.05 No Defense or Set-Off. The obligations of the Company to make payments required under Section 4.02 hereof and the First Mortgage Bond shall be absolute and unconditional without defense or set-off by reason of any default by the Issuer under this Agreement or under any other agreement between the Company and the Issuer, or for any other reason, including, without limitation, any acts or circumstances that may constitute failure of consideration, destruction of or damage to the Project Facilities, commercial impracticability or frustration of purpose, any loss of the proceeds of the Bonds or on any investment thereof, or failure of the Issuer to perform and observe any agreement, whether express or implied, or any duty, liability or obligation arising out of or connected with this Agreement, it being the intention of the parties that the payments required hereunder will be paid in full when due without any delay or diminution whatsoever.

Section 4.06 Assignment of Issuer’s Rights. As the source of payment for the Bonds, the Issuer will assign to the Trustee all the Issuer’s rights under this Agreement, including its rights to receive the First Mortgage Bond and payments thereunder (except rights under Sections 5.03, 5.05 and 5.06 hereof). The Company consents to such assignment and agrees to deliver the First Mortgage Bond to the Trustee and agrees to perform those covenants in the Indenture which either specifically recite that they are to be performed by the Company or which are otherwise, by their terms or by the assignment in this Section, contemplated to be undertaken by the Company.

ARTICLE V
COVENANTS OF THE COMPANY

Section 5.01 Compliance with Laws; Continuation of Operations at Project Facilities; No Sale, Removal or Demolition of Project Facilities; Maintenance of Employment.

(a) The Company will operate and maintain or cause to be operated and maintained the Project Facilities in such manner as to comply with the Act and to comply in all material respects with all applicable requirements of federal, state and local laws and the regulations, rules and orders of any federal, state or local agency, board, commission or court having jurisdiction over the Project Facilities or the operation thereof, including, without limitation, applicable zoning, planning, building and environmental laws, regulations, rules and orders; provided that the Company shall be deemed in compliance with this Section so long as it is contesting in good faith any such requirement by appropriate legal proceedings.

(b) Reserved.

(c) The Company (or its successor permitted by Section 5.02) shall operate or cause to be operated the Plant throughout the term of this Agreement.

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(d) The Company shall not permit the Project Facilities or any material portion thereof to be sold, transferred or otherwise disposed of (other than as permitted by Section 5.02), or undertake or permit the demolition or removal of the Project Facilities or any material portion thereof, without the prior written consent of the Issuer; provided that the Company shall be permitted (i) to sell, transfer, assign or otherwise dispose of or remove all or any portion of the Project Facilities which are obsolete, retired or replaced in the ordinary course of business; and (ii) to demolish or remove a portion of the Project Facilities, in each case if the Company shall have first obtained an opinion of Bond Counsel to the effect that such demolition or removal is authorized or permitted under the Act and will not adversely affect the exclusion from gross income of interest on the Bonds for federal income tax purposes.

(e) The Company shall not assign its interest under this Agreement in violation of Section 6.02.

(f) The Company shall give the first opportunity of employment to qualified residents of the State. On or before June 30 of each year, the Company shall report to the Issuer the number of its employees and the number of such employees who are residents of the State.

Section 5.02 Existence. So long as the Bonds are outstanding, the Company agrees to maintain its existence and its qualification to do business as a duly organized and incorporated corporation in the State, except that it may dissolve or otherwise dispose of all or substantially all of its assets and may consolidate with or merge into another corporation or entity or permit one or more corporations or entities to consolidate with or merge into it, (i) if the surviving, resulting or transferee corporation or entity, if other than the Company, is solvent and assumes in writing all of the obligations of the Company hereunder and under the First Mortgage Bond and is a corporation or other entity duly organized under the laws of one of the states of the United States of America and is duly qualified to do business in the State and (ii) immediately thereafter neither the Company nor its successor will be in default under this Agreement or the First Mortgage Bond.

Section 5.03 Payment of Issuer’s Fees and Expenses. The Company agrees to pay the Issuer’s standard administration fee and to the Issuer (i) a closing fee equal to ¼ of 1% multiplied by the aggregate original principal amount of the Bonds upon delivery of the Bonds and (ii) an annual administrative fee equal to $400 (the “Issuer’s Annual Fee”), together with all reasonable expenses, including legal and accounting fees and expenses, incurred by the Issuer in connection with the issuance of the Bonds and the performance by the Issuer of its functions and duties under this Agreement and the Indenture. The Issuer’s Annual Fee shall be invoiced by the Issuer and due and payable on the first anniversary of the Closing Date and on each such anniversary thereafter. No refund of the Issuer’s Annual Fee will be made in the event that Bonds mature or are redeemed, accelerated or otherwise paid prior to the end of any 12-month period for which the Issuer’s Annual Fee has been paid.

Section 5.04 Payment of Trustee’s Compensation and Expenses. So long as any of the Bonds are outstanding, the Company agrees:

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(a) to pay to the Trustee for all services rendered by the Trustee and any paying agent or authenticating agent under the Indenture such compensation as has been agreed upon in writing (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust); and

(b) except as otherwise expressly provided in the Indenture, to reimburse the Trustee upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee in the exercise and performance of its rights, powers and duties under the Indenture (including the reasonable compensation and the expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as may be attributable to its willful misconduct, gross negligence or bad faith.

Section 5.05 Indemnification. The Company will indemnify and hold harmless the Issuer and each member, director, officer, employee, attorney and agent of the Issuer for and against any and all claims, losses, damages or liabilities (including the costs and expenses of defending against any such claims) to which the Issuer or any member, director, officer, employee or agent of the Issuer may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise directly or indirectly out of (a) any loss or damage to property or injury to or death of or loss by any person that may be occasioned by any cause whatsoever pertaining to the maintenance, operation and use of the Project Facilities; (b) any breach or default on the part of the Company in the performance of any covenant or agreement of the Company under this Agreement or the First Mortgage Bond or any related document, or arising from any act or failure to act by the Company or any of its agents, contractors, servants, employees or licensees; (c) the authorization, issuance and sale of the Bonds, or the provision of any information or certification furnished in connection therewith concerning the Bonds, the Project Facilities or the Company (including, without limitation, any information furnished by the Company for inclusion in any certification made by the Issuer or for inclusion in, or as a basis for preparation of, the information statements furnished by the Issuer and any information or certification obtained from the Company) to assure the exclusion of the interest on the Bonds from the gross income of the holders thereof for federal income tax purposes; (d) the Company’s failure to comply with any requirements of this Agreement pertaining to compliance with the Code to assure such exclusion of the interest or the provisions set forth in Sections 5.09 and 5.10; (e) any failure by the Company to comply with the provisions of the Act; and (f) any claim, action or proceeding brought with respect to any matter set forth in clause (a), (b), (c), (d) or (e) above.

The Company will indemnify and hold the Trustee and its directors, officers, agents and employees (collectively, the “Indemnitees”) harmless from and against any and all claims, liabilities, losses, damages, fines, penalties and expenses, including out-of-pocket expenses, incidental expenses, reasonable legal fees and expenses, and the reasonable costs and expenses of defending against any such claim (“Losses”) that may be imposed on, incurred by or asserted against, the Indemnitees or any of them for following any instruction or other direction upon which the Trustee is authorized to rely pursuant to the terms of this Agreement, the Bonds, the First Mortgage Bond or the Indenture. In addition to and not in limitation of the immediately preceding sentence, the Company also agrees to indemnify and hold the Indemnitees and each of them harmless from and against any and all Losses that may be imposed on, incurred by or asserted against the Indemnitees or any of them in connection with or arising out of the Trustee’s performance under this Agreement, the Bonds or the Indenture, or in collecting under the First

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Mortgage Bond, except in any case as a result of the gross negligence, willful misconduct or bad faith of the Trustee. The rights, privileges, protections, indemnities and immunities afforded the Trustee pursuant to the Indenture shall be extended to and be enforceable by the Trustee under this Agreement.

In case any action or proceeding is brought against the Issuer or the Trustee in respect of which indemnity may be sought hereunder, the party seeking indemnity promptly shall give notice of that action or proceeding to the Company, and the Company upon receipt of that notice shall have the obligation and the right to assume the defense of the action or proceeding; provided that failure of a party to give that notice shall not relieve the Company from any of its obligations under this Section unless (and then only to the extent) that failure prejudices the defense of the action or proceeding by the Company. At its own expense, an indemnified party may employ separate counsel and participate in the defense. The Issuer or the Trustee, as the case may be, will cooperate with the Company, at the Company’s expense, with respect to its assumption of the defense of any such action or proceeding, and will take such reasonable actions as are requested of it by the Company, at the Company’s expense, in connection therewith. The Company shall not be liable for any settlement made without its consent, which shall not be unreasonably withheld. The Company shall not approve any settlement involving the Trustee without the Trustee’s prior written consent, which shall not be unreasonably withheld.

The indemnification set forth above is intended to and shall (i) include the indemnification of all affected directors, officers, agents and employees of the Issuer and the Trustee, respectively, and (ii) be enforceable by the Issuer and the Trustee, respectively, to the full extent permitted by law.

The provisions of this Section 5.05 shall survive the termination of this Agreement and the Indenture, payment or defeasance of the Bonds and the removal or resignation of the Trustee in accordance with the Indenture for any reason.

Section 5.06 Limitation of Liability of the Issuer.

(a) No provision, covenant, or agreement contained in this Agreement, or any obligations herein imposed upon the Issuer, or the breach thereof, shall constitute an indebtedness or liability of the Issuer within the meaning of any Delaware constitutional provision or statutory limitation or shall constitute or give rise to a pecuniary liability of the Issuer or any commissioner, officer or agent of the Issuer or a charge against the Issuer’s general credit. In making the agreements, provisions and covenants set forth in this Agreement, the Issuer has not obligated itself except with respect to the application of the revenues, as hereinabove provided. The Issuer and its members, officers, employees, or agents shall be protected in its or their acting upon any paper or document believed by it or them to be genuine, and it or they may conclusively rely upon the advice of Counsel (who may also be counsel for the Company or the Trustee) and may (but need not) require further evidence of any fact or matter before taking any action.

(b) All covenants, stipulations, promises, agreements and obligations of the Issuer contained in this Agreement, the Bonds, the Indenture or any agreement, instrument or certificate entered into or delivered by the Issuer in connection therewith shall be deemed

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to be the covenants, stipulations, promises, agreements and obligations of the Issuer and not of any member, officer, employee or agent of the Issuer in an individual capacity, and no recourse shall be had for the payment of the Bonds or for any claim based thereon or under this Agreement or any agreement, instrument or certificate entered into by the Issuer in connection therewith against any member, officer, employee or agent in an individual capacity.

(c) The liabilities of the Issuer under this Agreement are payable solely from the Trust Estate and no recourse shall be had for any claim under this Agreement from any other assets of the Issuer.

Section 5.07 Insurance. The Company, at its expense, shall procure and maintain, or cause to be procured and maintained, continuously during the term of this Agreement, insurance policies with respect to the Project Facilities against such risks (including all liability for injury to persons or property arising from the operation of the Project Facilities) and in such amounts as property of a similar character is usually insured by a company owning and operating as tenants- in-common; provided that this covenant shall not require the Company to maintain insurance on the Project Facilities separate and apart from that insurance maintained its other facilities or to maintain or cause to be maintained property insurance on any Project Facilities or portions thereof sold by the Company.

Section 5.08 Default, Etc. In addition to all other rights of the Issuer granted herein, in the First Mortgage Bond or otherwise by law, the Issuer shall have the right to specifically enforce the performance and observation by the Company of any of its obligations, agreements or covenants under this Agreement or under the First Mortgage Bond and may take any actions at law or in equity to collect any payments due or to obtain other remedies. If the Company shall default under any provisions of this Agreement or in any payment under the First Mortgage Bond, and the Issuer shall employ attorneys or incur other expenses for the collection of payments due or for the enforcement of the performance or observation of any obligation or agreement on the part of the Company contained herein, the Company will, on demand therefor, reimburse the reasonable fees of such attorneys and such reasonable expenses so incurred.

Section 5.09 Reserved.

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Section 5.10 Tax Covenants of Company and Issuer. The Company covenants and represents that it will at all times do and perform all acts and things necessary or desirable and within its reasonable control in order to assure that interest paid on the Bonds shall not be includable in the gross income of any holder thereof for federal income tax purposes, unless such holder is a “substantial user” of the Project Facilities or a “related person” of such a user within the meaning of Section 147(a) of the Code. The Company also covenants and represents that it shall not take or omit to take, or permit to be taken on its behalf, any actions which, if taken or omitted, would adversely affect the excludability from the gross income of the holder of interest paid on the Bonds for federal income tax purposes. The Issuer and the Company mutually covenant for the benefit of the Bondholders that they will not use the proceeds of the Bonds, any moneys derived, directly or indirectly, from the use or investment thereof or any other moneys on deposit in any fund or account maintained in respect of the Bonds (whether such moneys were derived from the proceeds of the sale of the Bonds or from other sources) in a manner which would cause the Bonds to be treated as “arbitrage bonds” within the meaning of Section 148 of the Code.

Section 5.11 Further Tax Covenants of Company. The Company further represents and covenants as follows:

(a) Action to Maintain Tax-Exempt Status. The Company will take such actions as shall be necessary or desirable, from time to time and within its reasonable control, to cause all of the representations and warranties in this Section to remain true and correct during such periods as shall be necessary to maintain the exclusion of interest paid on the Bonds from the gross income of the holders thereof for federal income tax purposes (other than a holder who is a “substantial user” of the Project Facilities or a “related person” as those terms are used in Section 147(a) of the Code), pursuant to the requirements of the Code.

(b) Operation as Facilities for the Local Furnishing of Gas. As long as the Company (or its lessee or transferee) is required to operate or cause to be operated the Project Facilities under Section 2.01, the Company (or its lessee or transferee) shall operate or cause to be operated the Project Facilities as “facilities for the local furnishing of gas” within the meaning of Section 142(a)(8) of the Code.

(c) Ninety-five Percent Capital Costs Test. The Company will spend not less than 95% of the net proceeds of the Bonds (taking into account for this purpose the expenditure of proceeds of the Prior Bonds) for capital costs of property of a character subject to allowance for depreciation under Section 167 of the Code and constituting “facilities for the local furnishing of gas” for purposes of Section 142(a)(8) of the Code.

(d) Land Acquisition Limitation. The Company will not use, directly or indirectly, 25% or more of the net proceeds of the Bonds for the acquisition of land or an interest therein.

(e) Existing Facility and Rehabilitation Limitations. The Company did not use any proceeds of the Prior Bonds to acquire any property of which the Company would not be the first user.

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(f) Limitation on Financing Certain Facilities. The Company will not use more than 25% of the net proceeds of the Bonds to provide any portion of the Project Facilities the primary purpose of which is to provide retail food or beverage services (exclusive of grocery stores), automobile sales or services, or the provision of recreation or entertainment.

(g) Prohibition on Financing Certain Facilities. The Company will not use any portion of the proceeds of the Bonds to provide any portion of the Project Facilities to be used for a private or commercial golf course, country club, massage parlor, tennis club, skating facility (including roller skating, skateboard and ice skating), racquet sports facility (including any handball or racquetball court), hot tub facility, suntan facility or racetrack. The Company will not use any proceeds of the Bonds to provide any airplane, any sky box or other private luxury box, any health club facility, any facility primarily used for gambling, or any store the principal business of which is the sale of alcoholic beverages for consumption off premises.

(h) Lease or Transfer of Project Facilities. In connection with any lease or transfer by the Company of the Project Facilities financed with Bond proceeds, the Company will require that the lessee or transferee and all Related Persons with respect to such lessee or transferee will not violate the covenants set forth in this Section 5.11.

(i) Bond Maturity Limitation. The average maturity of the Bonds, as determined pursuant to Section 147(b) of the Code, will not exceed 120% of the average reasonably expected economic life of the property financed with the proceeds of the Bonds, disregarding land.

(j) Nonpurpose Investments. After the expiration of any applicable temporary period under Section 148(c) of the Code, not more than the lesser of 5% of the proceeds of the Bonds or $100,000 (in addition to the amounts allowed under Sections 148(c) and (d) of the Code and subject to the yield adjustment provisions of Treasury Regulations §1.148-5(C)) of the proceeds of the Bonds will be invested in higher yielding investments.

At no time will any funds constituting gross proceeds of the Bonds be used to acquire investments at other than fair market value within the meaning of the applicable Treasury Regulations pertaining to, or in any other fashion as would constitute failure of compliance with, Section 148 of the Code. Investments or deposits in certificates of deposit or pursuant to investment contracts shall not be made without compliance, at or prior to such investment or deposit, with the requirements of Treasury Regulations Section 1.148-5(d)(6)(ii) and (iii), respectively, or with any successor provisions thereto.

The terms “proceeds”, “gross proceeds”, and “higher yielding investments” have the meanings assigned to them for purposes of Section 148 of the Code.

(k) Notice. The Company shall provide a written statement signed by its Authorized Representative to the Issuer and the Trustee reasonably promptly upon the

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Company’s becoming aware of a violation of any of the covenants set forth in this Section 5.11, setting forth in detail the facts, nature and scope of such violation.

(l) Arbitrage Rebate. As required by Section 3.11 hereof, the Company will pay to, or for the account of, the Issuer all amounts needed to comply with the requirements of Section 148 of the Code, concerning arbitrage bonds, including Section 148(f), which requires generally a rebate payment to the United States of America of arbitrage profit from investment of the proceeds of the Bonds in obligations other than tax-exempt obligations. The obligation of the Company to make such payments is unconditional and is not limited to funds representing the proceeds of the Bonds or income from the investment thereof or any other particular source.

Section 5.12 Deficiencies in Revenues. If for any reason, including the Company being required to withhold or pay any tax imposed by reason of its obligations evidenced by the First Mortgage Bond, amounts paid to the Trustee by the Company on the First Mortgage Bond would not be sufficient to make the payments of the principal of, premium, if any, and interest on the Bonds when such payments become due, the Company will pay the amounts required from time to time to make up any such deficiency.

ARTICLE VI
DEFAULTS AND REMEDIES

Section 6.01 Events of Default. The occurrence and continuation of one or more of the following shall constitute an Event of Default under this Agreement:

(a) default in the payment of any installment of principal or redemption price in respect of the First Mortgage Bond as and when the same shall become due and payable; or

(b) if payment of any interest on the First Mortgage Bond is not made within five days of when it becomes due and payable; or

(c) failure on the part of the Company duly to perform any other of the covenants on the part of the Company contained in this Agreement or the Mortgage for a period of 60 days after the date on which written notice of such failure, requiring the Company to remedy the same, shall have been given to the Company by the Trustee; provided that, to the extent permitted by this Agreement, the Mortgage and the Indenture, if the prepayment of amounts due under Section 4.02 is made and an extraordinary mandatory redemption of the Bonds is effected as required under the Indenture, a failure by the Company to observe a covenant, agreement or representation in the Agreement, which failure is determined to have resulted in the interest on the Bonds becoming includable for federal income tax purposes in the gross income of any holder of such Bonds, shall not, in and of itself, constitute an “event of default” hereunder or under the Indenture; or

(d) if the Company shall

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(i) admit in writing its inability to pay its debts generally as they become due, or

(ii) file a petition in bankruptcy to be adjudicated a voluntary bankrupt or file a similar petition under any insolvency act, or

(iii) make an assignment for the benefit of its creditors, or

(iv) consent to the appointment of a receiver of itself or of the whole or any substantial part of its property; or

(v) if the Company shall file a petition or answer seeking reorganization or arrangement of the Company under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof; or

(e) if the Company shall, on a petition in bankruptcy filed against it, be adjudicated a bankrupt or if a court of competent jurisdiction shall enter an order or decree appointing, without the consent of the Company, a receiver or trustee of the Company or of the whole or substantially all of its property, or approving a petition filed against it seeking reorganization or arrangement of the Company under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, and such adjudication, order or decree shall not be vacated or set aside or stayed within 90 days from the date of the entry thereof; or

(f) acceleration of maturity of the Bonds under Section 10.01(b) of the Indenture, which acceleration shall not have been rescinded under Section 10.01(c) of the Indenture, then and in each and every such case and during the continuance thereof, the Trustee, by notice in writing to the Company, may declare the unpaid balance due under Section 4.02 hereof to be due and payable immediately if concurrently with or prior to such notice the unpaid principal amount of the Bonds has been declared due and payable, and upon any such declaration the same shall become and shall be immediately due and payable, anything in this Agreement, the Mortgage or the First Mortgage Bond to the contrary notwithstanding.

Section 6.02 Acceleration. The Company covenants that, in case default shall be made in the payment of any installment of principal, prepayment price or interest in respect of the First Mortgage Bond or under Section 4.02 hereof, whether at maturity or by acceleration or otherwise, then, upon demand of the Issuer or the Trustee, the Company will pay to the Trustee the whole amount that then shall have become due and payable under Section 4.02 and the First Mortgage Bond for principal, prepayment price and/or interest with interest on the overdue principal and prepayment price, and (to the extent enforceable under applicable law) on the overdue installments of interest at the rate or rates evidenced by such Section 4.02 and the First Mortgage Bond; and, in addition thereto, such further amount as shall be sufficient to cover the reasonable costs and expenses of collection, including a reasonable compensation to the Trustee, its agents, attorney and counsel, and any expenses or liabilities incurred by the Trustee other than through its gross negligence or bad faith.

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Section 6.03 Specific Performance. In addition to all other rights of the Issuer granted herein, in the First Mortgage Bond or otherwise by law, the Issuer shall have the right to specifically enforce the performance and observation by the Company of any of its obligations, agreements or covenants under this Agreement or under the First Mortgage Bond and may take any actions at law or in equity to collect any payments due or to obtain other remedies.

Section 6.04 Other Available Remedies. In case the Company shall fail forthwith to pay amounts due under Section 4.02 or the First Mortgage Bond upon such demand, the Trustee shall be entitled and empowered to pursue any and all available remedies and institute any actions or proceedings at law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceeding to judgment or final decree, and may enforce any such judgment or final decree against the Company and collect in the manner provided by law out of the property of the Company the moneys adjudged or decreed to be payable. Notwithstanding the foregoing, the Trustee shall in no event have any responsibility, obligation or duty to enter upon, or otherwise take possession or control of, the Project Facilities, or take any other action that could constitute taking possession or control of the Project Facilities.

In case the Trustee shall have proceeded to enforce any right under this Agreement or the Mortgage and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Trustee, then and in every such case the Company and the Trustee shall be restored to their respective positions and rights hereunder, and all rights, remedies and powers of the Company and the Trustee shall continue as though no such proceeding had been taken, but subject to the limitations of any such adverse determination.

Section 6.05 Bankruptcy Intervention and Filing Proofs of Claim. In case there shall be pending proceedings for the bankruptcy or for the reorganization of the Company under the U.S. Bankruptcy Code or any other applicable law, or in case a receiver or trustee shall have been appointed for the property of the Company or in the case of any other similar judicial proceedings relative to the Company, or to the creditors or property of the Company, the Trustee shall be entitled and empowered, by the intervention in such proceedings or otherwise, to file and prove a claim or claims for the whole amount of the First Mortgage Bond and interest owing and unpaid in respect thereof and, in case of any judicial proceedings, to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee allowed in such judicial proceedings relative to the Company, its creditors, or its property, and to collect and receive any moneys or other property payable or deliverable on any such claims, and to distribute the same after the deduction of its charges and expenses; and any receiver, assignee or trustee in bankruptcy or reorganization is hereby authorized to make such payments to the Trustee, and to pay to the Trustee any amount due it for compensation and expenses, including counsel fees incurred by it up to the date of such distribution.

Section 6.06 Remedies Not Exclusive. No remedy herein conferred is intended to be exclusive of any other available remedy or remedies.

Section 6.07 Payment of Issuer Expenses of Collection. If the Company shall default under any provisions of this Agreement or in any payment under the First Mortgage Bond and the Issuer shall employ attorneys or incur other expenses for the collection of payments due or for the enforcement of the performance or observation of any obligation or agreement on the part

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of the Company contained herein, the Company will, on demand therefor, reimburse the reasonable fees of such attorneys and such reasonable expenses so incurred.

Section 6.08 Limitation on Recourse Against Officers, Directors and Stockholders. No recourse shall be had for the payment due under Section 4.02 or the First Mortgage Bond, or for any claim based on this Agreement or the First Mortgage Bond, against any officer, director or stockholder, past, present or future, of the Company as such, either directly or through the Company, under any constitutional provision, statute or rule of law, or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise.

ARTICLE VII
MISCELLANEOUS

Section 7.01 Notices. Notices hereunder shall be given in writing and shall be deemed to have been duly given (a) as of the same day if delivered personally or by telecopy, telegram, telephone or Electronic Notice, confirmed in writing; or (b) as of the next business day if sent by nationally recognized express courier service or express mail, addressed as follows:

The Issuer:	Delaware Economic Development Authority
99 Kings Highway
Dover, Delaware 19901
Attention: Chairperson

With copy to:

Ballard Spahr LLP
919 N. Market St., 11th Floor
Wilmington, DE 19801
Attention: Emilie R. Ninan, Esquire

The Company:	Delmarva Power & Light Company
10 S. Dearborn Street, 54th Floor
Chicago, Illinois 60603
Attention: Treasurer and Assistant Treasurer and

Delmarva Power & Light Company
701 Ninth Street, NW
Washington, DC 20068
Attention: Assistant General Counsel and Assistant Secretary

The Trustee:	The Bank of New York Mellon
385 Rifle Comp Road
3rd Floor
Woodlawn Park, New Jersey 07424
Attention: Corporate Trust Department
or such other addresses as may be filed in writing with the parties to this Agreement.

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Section 7.02 Assignment. Except as otherwise provided in this Section 7.02, the Company shall not assign this Agreement or any interest of the Company herein, either in whole or in part, without the prior written consent of the Trustee, which consent shall be given if the following conditions are fulfilled: (i) the assignee assumes in writing all of the obligations of the Company hereunder; (ii) the assignee provides the Trustee with an opinion of Counsel satisfactory to the Trustee to the effect that neither the validity nor the enforceability of this Agreement shall be adversely affected by such assignment; (iii) the Project Facilities shall continue in the opinion of Bond Counsel to be a “project” as such term is defined in the Act after such assignment; (iv) such assignment shall not, in the opinion of Bond Counsel, have an adverse effect on the exclusion from gross income for federal income tax purposes of interest on the Bonds; (v) the assignee shall provide a written certification to such effect to the Trustee and the Issuer; and (vi) if the assignee is other than an affiliate of the Company, consent by the Issuer, which consent shall not be unreasonably withheld. Subject to the foregoing, the terms “Issuer,” “Company,” “Trustee” and “Remarketing Agent” shall, where the context requires, include the respective successors and assigns of such persons.

Section 7.03 Illegal, Etc. Provisions Disregarded. In case any provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, this Agreement shall be construed as if such provision had never been contained herein.

Section 7.04 Applicable Law. This Agreement shall be governed by, and interpreted under, the laws of the State, without regard to conflict of law principles.

Section 7.05 Amendments. This Agreement may not be amended except by an instrument in writing signed by all of the parties hereto and, if such amendment occurs after the issuance of the Bonds, in accordance with the terms of the Indenture.

Section 7.06 Term of Agreement. This Agreement shall become effective upon its delivery and shall continue in effect until all Bonds have been paid in full or provision for such payment has been made in accordance with the Indenture.

Section 7.07 Counterparts. This Agreement may be executed in several counterparts, all or any of which shall be regarded for all purposes as one original and shall constitute and be but one and the same instrument.

Section 7.08 Further Assurances. Each of the Company and the Issuer will do all acts and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all further instruments and documents, as may be necessary, desirable or expedient to more fully effectuate and carry out the intent and purposes of this Agreement and the transactions contemplated hereby.

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IN WITNESS WHEREOF, the parties hereto, in consideration of the mutual covenants set forth herein and intending to be legally bound, have caused this Agreement to be executed and delivered as of the date first written above.

[SEAL]	THE DELAWARE ECONOMIC
DEVELOPMENT AUTHORITY

Attest:	By:
Damian DeStefano
Director, Division of Small Business, as
Chairperson

Jordan Schulties
Secretary, Council on
Development Finance

DELMARVA POWER & LIGHT COMPANY
By:
Phillip S. Barnett
Senior Vice President, Chief Financial
Officer and Treasurer

[SEAL]

Attest:

Brian Buck, Assistant Secretary

S-1
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SCHEDULE A

[FORM OF FIRST MORTGAGE BOND]
DELMARVA POWER & LIGHT COMPANY

FIRST MORTGAGE BOND
The Delaware Economic Development Authority
2020 Series
Due January 1, 2031

No. R-1	$78,400,000.00

DELMARVA POWER & LIGHT COMPANY, a corporation organized under the laws of the State of Delaware and the Commonwealth of Virginia (hereinafter called the “Company”), for value received, hereby promises to pay to THE BANK OF NEW YORK MELLON, as trustee (the “Indenture Trustee”) under the Indenture dated as of the date hereof between The Delaware Economic Development Authority and the Indenture Trustee, the principal sum of SEVENTY- EIGHT MILLION FOUR HUNDRED THOUSAND DOLLARS ($78,400,000) on January 1, 2031, at the office or agency of the Company in Wilmington, Delaware in lawful money of the United States of America, and to pay interest thereon in accordance with terms and conditions of the Gas Facilities Loan Agreement dated as of the date hereof between The Delaware Economic Development Authority (the “Issuer”) and the Company (the “Agreement”), until the Company’s obligation with respect to the payment of such principal shall have been discharged.

This bond shall not become valid or obligatory for any purpose until The Bank of New York Mellon, the Trustee under the Mortgage, or its successor thereunder, shall have signed the form of authentication certificate endorsed hereon.

Reference is made to the further provisions of this bond set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

IN WITNESS WHEREOF, DELMARVA POWER & LIGHT COMPANY has caused this bond to be executed in its name by the signature or a facsimile thereof of its Authorized Representative and attested by the signature, or a facsimile thereof, of its Secretary or one of its Assistant Secretaries.

[Signature Page to Follow]

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Dated,	DELMARVA POWER & LIGHT COMPANY
By:
Phillip S. Barnett
Senior Vice President, Chief Financial
Officer and Treasurer

Attest:

Brian Buck, Assistant Secretary

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TRUSTEE’S AUTHENTICATION CERTIFICATE

This bond is one of the bonds, of the series herein designated, described in the within- mentioned Mortgage.

Dated,	THE BANK OF NEW YORK MELLON, Trustee
By:
Authorized Officer

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[Reverse of First Mortgage Bond Form]

This bond is one of an issue of bonds of the Company, issuable in series, and is one of a series known as its “First Mortgage Bond (The Delaware Economic Development Authority) 2020 Series” (hereinafter called “Bonds of 2020 Series”), all bonds of all series issued and to be issued under and equally secured (except insofar as any sinking fund, established in accordance with the provisions of the Mortgage hereinafter mentioned, may afford additional security for the bonds of any particular series) by a Mortgage and Deed of Trust (herein, together with any indentures supplemental thereto, called the Mortgage), dated October 1, 1943, executed by the Company to THE BANK OF NEW YORK MELLON (ultimate successor to the Irving Trust Company), as Trustee, to which Mortgage reference is made for a description of the property mortgaged and pledged, the nature and extent of the security, the rights of the holders of the bonds in respect thereof, the duties and immunities of the Trustee, and the terms and conditions upon which the bonds are secured. With the consent of the Company and to the extent permitted by and as provided in the Mortgage, the rights and obligations of the Company and/or of the holders of the bonds and/or coupons and/or the terms and provisions of the Mortgage and/or of any instruments supplemental thereto may be modified or altered by affirmative vote of the holders of at least seventy-five per centum (75%) in principal amount of the bonds affected by such modification or alteration then outstanding under the Mortgage (excluding bonds disqualified from voting by reason of the Company’s interest therein as provided in the Mortgage); provided that no such modification or alteration shall permit the extension of the maturity of the principal of this bond or the reduction in the rate of interest hereon or any other modification in the terms of payment of such principal or interest without the consent of the holder hereof.

The principal hereof may be declared or may become due prior to the express date of the maturity hereof on the conditions, in the manner and at the time set forth in the Mortgage, upon the occurrence of a completed default as in the Mortgage provided or as provided below.

In addition to the events of default set forth in the Mortgage, an event of default with respect to the Bonds will include the additional events of default described in Section 6.01 of the Agreement.

The Bonds of 2020 Series mature on January 1, 2031, and are issuable only in registered form without coupons in any denomination authorized by the Company. The Bonds of 2020 Series are being issued solely to provide security for the Company’s obligations under the Agreement.

The Company and the Trustee may deem and treat the person in whose name this bond is registered as the absolute owner hereof for the purpose of receiving payment of or on account of principal or (subject to the provisions of the Mortgage) interest hereon and for all other purposes and the Company and the Trustee shall not be affected by any notice to the contrary.

No recourse shall be had for the payment of the principal of or interest on this bond against any incorporator or any past, present or future subscriber to the capital stock, shareholder, officer or director, as such, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, under any rule of law, statute or constitution or by the enforcement of any assessment or otherwise, all such liability of incorporators, subscribers,

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shareholders, officers and directors, as such, being released by the holder or owner hereof by the acceptance of this bond and being likewise waived and released by the terms of the Mortgage.

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IN WITNESS WHEREOF, the Company has caused this First Mortgage Bond to be duly executed, sealed and delivered.

Dated,	2020

DELMARVA POWER & LIGHT COMPANY
By:
Phillip S. Barnett
Senior Vice President, Chief Financial
Officer and Treasurer

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